EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
Braemar Hotels & Resorts Inc. and Subsidiaries
Dallas, Texas
We have issued our report dated March 8, 2019, with respect to the consolidated financial statements included in the Annual Report of Ashford Inc. on Form 10-K as of December 31, 2018 and 2017 and for each of the three years ended December 31, 2018, and incorporated by reference in the Annual Report of Braemar Hotels & Resorts Inc. on Form 10-K for the year ended December 31, 2018. We hereby consent to the incorporation by reference of said report in the Registration Statements of Braemar Hotels & Resorts Inc. (Nos. 333-223799, 333-209389, 333-200420 and 333-200718) on Form S-3 and (Nos. 333-194968 and 333-204705) on Form S-8.

/s/ BDO USA, LLP

Dallas, Texas
March 8, 2019